VCG HOLDING CORP. BOARD OF DIRECTORS DISSOLVES SPECIAL COMMITTEE AND
AUTHORIZES $1 MILLION SHARE REPURCHASE PLAN

Lakewood, CO – April 30, 2010 — VCG Holding Corp. (NasdaqGM: VCGH) (“VCG” or “the Company”), a growing and leading consolidator and operator of adult nightclubs, today announced that its Board of Directors has dissolved the Special Committee of directors that was formed in order to evaluate the previously announced proposal made by Troy Lowrie, VCG’s Chairman and Chief Executive Officer, Lowrie Management, LLLP, an entity controlled by Mr. Lowrie, and certain other investors (collectively, “Lowrie”), to acquire all of the outstanding common stock of the Company for $2.10 per share in cash. As previously announced, the Special Committee informed Lowrie that it determined, with input from its advisors, that the terms of Lowrie’s proposal were inadequate. In addition, as previously announced, the Company’s letter of intent with Rick’s Cabaret International, Inc. (“Rick’s”), pursuant to which the Company agreed to merge with Rick’s, expired on March 31, 2010 and no merger agreement or other definitive documentation was entered into by the parties. Accordingly, the services of the Special Committee were no longer needed.

VCG also announced that its Board of Directors has authorized the repurchase of up to $1 million of the Company’s common stock. The program, part of a $10 million repurchase plan that was approved in July 2007, calls for the purchases to be made in open market or in privately negotiated transactions from time to time. The purchases are subject to market and business conditions, levels of available liquidity, cash requirements for other purposes, applicable legal requirements, and other relevant factors.

Mr. Lowrie commented “We remain confident in the long-term prospects of our business and industry. Our strong cash position and our expectation that we’ll continue to be able to generate significant free cash flow provide us with the opportunity to drive long-term shareholder value through a number of avenues, including share repurchases, ongoing debt repayment, and select acquisitions.”

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

Forward Looking Statement

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp. Troy Lowrie Chief Executive Officer (303) 934-2424 TLowrie@VCGH.com	- or-	The Equity Group Inc. Devin Sullivan Senior Vice President (212) 836-9608 DSullivan@EQUITYNY.com

Courtney Cowgill Chief Financial Officer (303) 934-2424		Gerrard Lobo Senior Account Executive (212) 836-9610

CCowgill@VCGH.com GLobo@EQUITYNY.com ####